Exhibit 99

Contacts Cray Inc. Scott J. Poteracki 866-729-2729

Snyder Investor Relations John Snyder 206-262-0291 john@snyderir.com

Cray Inc. Announces Second Quarter 2003 Financial Results

Record quarterly revenue of $61.8 million and earnings of $.10 cents per diluted share

SEATTLE — July 31, 2003 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported record financial results for the second quarter ended June 30, 2003. Total revenue for the quarter was $61.8 million compared to $38.6 million in the same quarter last year. Net income was $7.9 million or $.10 cents per diluted share, up from $1.2 million or $.02 cents per diluted share reported in the second quarter of 2002. Second quarter results benefited from previously announced revenue of approximately $6 million that was deferred from first quarter 2003.

For the six months ended June 30, 2003, Cray reported total revenue of $105.9 million compared to $73.8 million last year. Net income for the first six months was $9.1 million or $.12 cents per diluted share compared to first half 2002 net income of $1.9 million and $.04 cents per diluted share respectively.

“The first half of 2003 came in as planned, thanks to the tremendous efforts of the entire Cray team as well as our customers,” said Jim Rottsolk, Chairman and CEO of Cray Inc. “Improved profitability in the second quarter indicates we’re getting closer to our target business model and we are beginning to see the leverage in the model as revenue increases. With the Cray X1 system now in full-production mode, we are focused on product delivery and successfully meeting increasingly challenging customer acceptance tests for the second half of the year,” said Rottsolk.

Product margins in the second quarter improved due to higher volumes, lower component costs and improved yields. Service margins were negatively affected by bid costs associated with Cray’s successful DARPA funding award and by severance costs.

“We used cash in the second quarter to retire remaining bank debt and to fund inventory and accounts receivable accompanying the growth of our business,” Rottsolk said. “The effect was exaggerated due to the timing of acceptances late in the quarter, and due to our decision to assemble large systems for software testing in advance of deliveries. The balance sheet strengthened during the second quarter, with working capital increasing by over $12 million. We expect strong positive cash flow in the second half the year,” Rottsolk said.

Second Quarter Highlights

•	In April, Cray reported the first customer acceptance of a full-production version of the new Cray X1™ supercomputer system. The system was accepted by Network Computing Services, Inc., systems integrator and computing facilities manager for the Army High Performance Computing Research Center.

•	In May, Cray reported $16.0 million in orders for Cray X1 equipment and related technology and services from undisclosed customers.

•	In June, Cray announced that all 3,125,000 shares of its Series A Convertible Preferred Stock held by NEC Corporation had been converted and sold. With this transaction, the company has no preferred stock outstanding.

Recently, Cray announced that it would receive $49.9 million in funding over the next three years from the Defense Advanced Research Projects Agency (DARPA) through participation in the second phase of DARPA’s High Productivity Computing Systems Program. “Participating in the second phase of this program is a great win for Cray and further validation of our HPC experience and ability to innovate,” said Rottsolk. “The selection process was very competitive and the Cray team deserves high marks for their hard work.”

Guidance

Full year 2003 guidance remains unchanged, with anticipated revenue of at least $220 million and profitability in the higher range of 5 to 10 percent of revenue. Cray remains confident that revenue, profitability and overall financial performance will be stronger in the second half of 2003 compared to the first half.

Investor Conference Call

Management will discuss the results and the company’s outlook and hold a question and answer session for investors today, July 31 at 8 a.m. Pacific Time (11 a.m. Eastern). To participate, call (888) 211-8103 a few minutes ahead of time (no passcode required). International callers dial (706) 643-3311. If you are unable to participate, a replay will be available from 1 p.m. Pacific Time on July 31, 2003 for 48 hours. To access, dial (800) 642-1687, or (706) 645-9291 (international), reservation number 1636194. In addition, the replay will be available for 90 days on the company’s website at www.cray.com.

About Cray Inc.

Cray’s mission is to be the premier provider of supercomputing solutions for its customers’ most challenging scientific and engineering problems. Go to www.cray.com for more information about the company.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, government support of supercomputer systems research and purchases, Cray’s ability to keep up with rapid technological change, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q.

Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.

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TABLES TO FOLLOW

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2003	2002	2003

REVENUE:
Product	$19,098	$45,952	$34,169	$73,236
Service	19,539	15,808	39,668	32,653

Total revenue	38,637	61,760	73,837	105,889

OPERATING EXPENSES:
Cost of product revenue	12,247	24,325	16,875	42,000
Cost of service revenue	9,767	10,862	20,692	21,143
Research and development	8,588	10,363	19,139	17,838
Marketing and sales	4,920	6,185	9,777	11,706
General and administrative	1,893	2,664	3,933	4,538
Restructuring charge			1,878

Total operating expenses	37,415	54,399	72,294	97,225

Income from operations	1,222	7,361	1,543	8,664
OTHER INCOME (EXPENSE), NET	1,018	777	2,402	724
INTEREST INCOME (EXPENSE), NET	(463)	103	(1,034)	109

Income before income taxes	1,777	8,241	2,911	9,497
PROVISION FOR INCOME TAXES	590	383	975	442

Net income	$1,187	$7,858	$1,936	$9,055

Net income per common share:
Basic	$0.03	$0.12	$0.04	$0.14
Diluted	$0.02	$0.10	$0.04	$0.12

Weighted average shares outstanding:
Basic	45,765	66,009	44,696	62,912
Diluted	51,562	78,776	48,903	75,616

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	December 31,	June 30,
	2002	2003

		(unaudited)
Current assets:
Cash and cash equivalents	$23,916	$20,197
Short term investments, available for sale		19,739
Accounts receivable, net of allowance of $1,098 in 2002 and 2003	31,017	52,968
Inventory, net	24,033	48,382
Prepaid expenses and other assets	5,805	8,182

Total current assets	84,771	149,468
Property and equipment, net	24,799	22,900
Service spares, net	9,279	6,669
Goodwill, net	22,680	22,680
Deferred tax asset	263	263
Other assets	3,453	3,151

TOTAL	$145,245	$205,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,173	$17,084
Accrued payroll and related expenses	15,573	12,382
Other accrued liabilities	4,396	3,514
Deferred revenue	18,406	20,294
Notes payable	215	88
Current portion of warranty reserves	3,273	2,433
Current portion of obligations under capital leases	241	280
Current portion of term loan	2,143

Total current liabilities	57,420	56,075
Warranty reserves	2,326	625
Obligations under capital leases	152
Term loan payable	1,786
Shareholders’ equity:
Series A Convertible Preferred Stock, par $.01 - Authorized, issued and outstanding, 3,125 and zero shares, respectively	24,946
Common Stock, par $.01 - Authorized, 100,000 shares; issued and outstanding, 56,039 and 69,310 shares, respectively	211,255	291,789
Accumulated other comprehensive loss	(291)	(64)
Accumulated deficit	(152,349)	(143,294)

	83,561	148,431

TOTAL	$145,245	$205,131